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(215)  994-1000

                                                         June 21, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

              Re: Dimensional Visions Group, Ltd. Registration Statement on Form S-8

Dear Sir/Madam:

              As counsel to Dimensional Visions Group, Ltd., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-8, which is to be filed with the Securities and Exchange Commission on or about June 21, 1996 (the "Registration Statement"), of 10,000,000 shares of the Company's Common Stock (the "Shares") issuable pursuant to the Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan").

              We have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and related minutes of action taken by, as well as related consents executed by, the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the proposed issuance and sale of the Shares as we deemed appropriate for purposes of rendering this opinion.

              Based upon the foregoing, it is our opinion that, when the Shares are sold in the manner and for the consideration described in the Equity Incentive Plan as the case may be, the Shares will be validly issued, fully paid and non-assessable.

              We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to all references made to this firm included in the Registration Statement.

                                     Very truly yours,

                                     /s/ MESIROV GELMAN JAFFE CRAMER & JAMIESON